                           INTERCOMPANY CREDIT AGREEMENT

     This INTERCOMPANY CREDIT AGREEMENT (this "Agreement") by and between Carlson Companies, Inc., a Minnesota corporation ("CCI"), and Carlson Restaurants Worldwide Inc., a Delaware corporation ("CRW"), is effective as of August 19, 1999.

                                     ARTICLE I

                                    DEFINITIONS

     SECTION 1.01 DEFINITIONS. The following terms, as used herein, have the following meanings:

(a)  "ADVANCE" means, an advance by CCI or CRW, as applicable, pursuant to
Section 2.01 or 2.02, which shall include, without limitation, advances by CCI to CRW or on behalf of CRW and amounts owed by CRW and its Subsidiaries for fees, costs and expenses under the Services Agreement between the parties.

(b) "CCI BALANCE" means, with respect to an Interest Period, the net daily balance of funds owed by CCI to CRW as set forth in the intercompany account maintained by CCI pursuant to Section 2.05 hereof.

(c)  "CODE" means, the Internal Revenue Code of 1986 as amended.

(d) "CRW BALANCE" means, with respect to an Interest Period, the net daily balance of funds owed by CRW to CCI as set forth in the intercompany account maintained by CCI pursuant to Section 2.05 hereof.

(e) "CRW PROMISSORY NOTE" means, that certain Promissory Note dated December 31, 1998 issued by CRW in the amount of approximately $70.4 million to Carlson Companies, Inc.

(f) "DIVIDEND PROMISSORY NOTE" means, that certain Promissory Note dated June 28, 1999 issued by CRW in the amount of $120 million to Carlson Hospitality Group, Inc.

(g) "ERISA" means, the Employee Retirement Income Security Act of 1974, together with all amendments from time to time thereto.

(h) "ERISA AFFILIATE" means, any trade or business (whether or not incorporated) which is under common control with CRW within the meaning of the regulations promulgated under the Internal Revenue Code of 1986 as amended.

(i) "EVENT OF DEFAULT" means, any material default of the terms of this Agreement or the Services Agreement.

(j) "INDEBTEDNESS" means, with respect to any Person at any time, without duplication, all obligations of such Person which, in accordance with generally accepted accounting principles, consistently applied, should be classified as liabilities on a consolidated balance sheet of such Person prepared in accordance with generally accepted accounting principles, consistently applied, but in any event shall include: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued,
(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable on normal payment terms to suppliers incurred in the ordinary course of business), (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all capitalized lease obligations of such Person, (h) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (i) all guarantees by such Person of Indebtedness of others, and (j) all contingent obligations of such Person.

(k) "INTEREST PERIOD" means, the period commencing on the date of an Advance and ending on the date the Advance is paid.

(l)  "INTEREST RATE" has the meaning ascribed to it in Section 2.03.

(m) "INVESTMENT" means, any investment in any Person, whether by means of share purchase, capital contribution, loan or otherwise; in determining from time to time the amount of Investments, share purchases and capital contributions shall be taken at the original cost thereof regardless of any subsequent appreciation or depreciation therein and loans shall be taken at the principal amount thereof remaining unpaid.

(n) "LIBOR RATE" means, a rate equal to the LIBOR Rate, as the rate for the Interest Period shall be published from time to time in the Money Rates column of the "Money & Investing Section" of the WALL STREET JOURNAL as the "LIBOR Rate" for three month borrowings.

(o) "MULTIEMPLOYER PLAN" means, the term as defined in Section 4001 (a)(3) of ERISA to which CRW or and Subsidiary is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.

(p) "PLAN" means, each employee benefit plan (whether now in existence or hereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of CRW or any Subsidiary.

(q) "LIEN" means, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument, in, of, or on any of the assets or properties, now owned or hereafter acquired, of CRW or any Subsidiary, whether arising by agreement or operation of law.

(r) "PERSON" means, any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

(s) "SERVICES AGREEMENT" means, the Services Agreement effective as of August 19, 1999, between CCI and CRW, as it may be amended from time to time. If the Services Agreement is terminated prior to the termination of this Agreement, any references to the Services Agreement after its termination shall mean the version of the Services Agreement in effect immediately prior to the termination of the Services Agreement.

(t) "SUBSIDIARY" means, any corporation a majority of the shares of the outstanding stock of which have ordinary voting power for the election of directors is owned by CRW, either directly or through one or more of its Subsidiaries.


                                     ARTICLE II

                            ADVANCES AND CASH MANAGEMENT


     SECTION 2.01 ADVANCES FROM CRW TO CCI.   Any funds of CRW and its
Subsidiaries that are not required to meet the daily cash requirements of CRW and its Subsidiaries will be transferred to CCI through a concentration account on a daily basis as an Advance hereunder and/or applied, at the discretion of CRW, to decrease the outstanding balance of Advances from CCI pursuant to Section 2.02, as applicable. Any funds transferred from CRW to CCI will be deemed as either an Advance to CCI, if there are no outstanding Advances from CCI to CRW, or a decrease of Advances from CCI to CRW, if such Advances exist. Any interest payable by CCI on an Advance from CRW (other than interest payable upon or after termination of this Agreement) shall be treated (effective as of the first day of the following Interest Period) as an Advance from CRW for the purposes of this Agreement. Each Advance by CRW under this Section 2.01 shall be deemed to be made by CRW notwithstanding the fact that such Advance may involve cash of one or more Subsidiaries of CRW. All funds which constitute Advances to CCI pursuant to this Section 2.01(and not decreases in Advances from CCI to CRW) shall bear interest at the LIBOR Rate.

     SECTION 2.02 ADVANCES FROM CCI TO CRW. Subject to the following limit, any funds needed by CRW and its Subsidiaries in order to meet daily cash requirements of CRW and its Subsidiaries will be advanced by CCI. In addition, subject to repayment as provided in Section 2.04 and simultaneously with the execution of this Agreement,

CCI will issue an Advance and satisfy the outstanding balance of the Dividend Promissory Note and CRW Promissory Note. The outstanding balance of all Advances from CCI to CRW and all of its Subsidiaries shall never exceed (i) $225,000,000 in the aggregate at any time prior to an initial public offering of stock of CRW, or (ii) $105,000,000 in the aggregate at any time after the application of the proceeds of such initial public offering of stock of CRW. Any funds transferred from CCI to CRW will be deemed as either an Advance to CRW, if there are no outstanding Advances from CRW to CCI, or a decrease of the Advances from CRW, if such Advances to CCI exist. Any interest payable by CRW on an Advance from CCI (other than interest payable upon or after termination of this Agreement) shall be treated (effective as of the first day of the following Interest Period) as an Advance from CCI for the purposes of this Agreement. Interest that accrues after the maximum borrowing amount has been reached shall be considered an Advance notwithstanding the limits set forth in this Section. Each Advance by CCI under this Section 2.02 shall be deemed made by CCI notwithstanding the fact that such Advance may involve cash of one or more Subsidiaries of CCI.

     SECTION 2.03 INTEREST.

(a) Subject to the other provisions of this Section 2.03, interest shall accrue on Advances at the rate (the "Interest Rate") of 125 basis points over the LIBOR Rate in effect on the date of the Advance. Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed. Interest payments for Interest Periods ending (i) prior to the termination of this Agreement shall be treated as Advances pursuant to Sections 2.01 and 2.02 herein, as applicable, on the first day of the following Interest Period and (ii) on the termination of this Agreement shall be payable immediately (each an "Interest Payment"). Outstanding Advances and Interest Payments for the final Interest Period not repaid when they become due and payable upon the termination of this Agreement as provided in Section
4.03 shall bear interest from and after the required date of payment to the date of payment at an annual rate equal to two and one-half percent (2-1/2 %) per annum in excess of the rate applicable to the unpaid principal amount immediately before it became due.

(b) The interest payable by CCI under this Agreement shall be calculated by multiplying the Interest Rate by the CCI Balance for the applicable days in the Interest Period. The interest payable by CRW under this Agreement shall be calculated by multiplying the Interest Rate by CRW Balance for the applicable days in the Interest Period. The Interest Payment required to be made by each party is independent of the Interest Payment required to be paid by the other party, and interest may be paid by both CCI and CRW for any given Interest Period. CCI shall calculate the amount of interest payable by both CCI and CRW for each Interest Period and, upon request, shall provide notice thereof to CRW, together with supporting calculations.

(c) All calculations shall be performed by CCI and shall be subject to the dispute resolution mechanisms provided for in Section 4.01.

     SECTION 2.04 REPAYMENT. During the term of this Agreement, all Advances received by either party under this Agreement shall be offset against and shall be treated as repaid to the extent of any Advances made by such party to the other party. Repayments can be made at any time by either party with interest payable up to the date of repayment. No prepayment penalty may be levied. Upon termination of this Agreement, any Advances that have not theretofore been repaid, together with accrued interest, will be payable in full immediately following termination of this Agreement.

     SECTION 2.05 INTERCOMPANY ACCOUNT. CCI shall maintain a ledger in which all CCI Advances and CRW Advances and all repayments of such Advances shall be recorded. CCI shall give CRW access, during normal business hours, to such ledger and the other records relating to Advances and payments made with respect thereto. CCI shall have until the 30th day following the end of each Interest Period to make any calculations required to be made by it under the provisions of this Agreement.

     SECTION 2.06 REQUESTS FOR ADVANCES. Notice of a request for an Advance hereunder (other than Advances made by CCI to CRW through intercompany accounts) to meet the daily cash requirements of CRW and its Subsidiaries will be made pursuant to a form and instructions provided separately by CCI. Advances will be made according to a schedule to be agreed between the parties.

     SECTION 2.07 TRANSFERS OF FUNDS. All transfers of funds between CCI and CRW will be initiated by CCI Treasury. All funds will be transferred through intercompany accounts, or as otherwise agreed by the parties.

     SECTION 2.08 TAXES. If CRW or CCI shall be required by law to deduct any tax from or in respect of any sum payable hereunder to the other party:
(a) as soon as such party is aware that any such deduction, withholding or payment of a tax is required, or of any change in any such requirement, it shall notify the other party; (b) such party shall make such deductions, or pay such tax, before any interest or penalty becomes payable; (c) such party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law; and (d) within thirty (30) days after paying such tax, such party shall deliver to the other party satisfactory evidence of that deduction, withholding or payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

     SECTION 2.09 REQUIREMENT TO BORROW. CRW shall not borrow any funds from any person other than CCI in order to satisfy its financial requirements unless such borrowing is consented to by CCI in writing.

     SECTION 2.10 USURY. All agreements between the parties, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by either party exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to either party in excess of the maximum lawful amount, the interest payable to such party shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance either party shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof such excess shall be refunded to the party deemed to have made such payment. All interest paid or agreed to be paid to either party shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any renewal or extension hereof) so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the parties.


                                    ARTICLE III

                                  COVENANTS OF CRW


Until the repayment of all Advances under this Agreement, CRW will:

     SECTION 3.01  CORPORATE EXISTENCE.  Maintain, and, except as provided in
Section 3.7 hereof, cause each Subsidiary to maintain, (a) its corporate existence in good standing under the laws of the jurisdiction of its incorporation, (b) its right to transact business in each jurisdiction in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to so qualify would permanently preclude CRW or such Subsidiary from enforcing its rights with respect to any material assets or expose CRW or such Subsidiary to any material liability and (c) conduct and operate its business in a lawful manner as presently conducted.

     SECTION 3.02 COMPLIANCE WITH LAWS, ETC. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders (including without limitation Regulation X of the Board of Governors of the Federal Reserve System), such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings and for which adequate reserves have been established.

     SECTION 3.03 ERISA. At all times maintain, and cause each Subsidiary to maintain, each of its Plans in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code; and not permit any of its ERISA Affiliates to, (a) engage in any transaction in connection with which CRW or any of its ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $1,000,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, CRW or any of its ERISA Affiliates is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $1,000,000 or (c) fail to make any payments in an aggregate amount exceeding $1,000,000 to any Multiemployer Plan that the CRW or any of its ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

     SECTION 3.04 INSURANCE. Maintain, and cause each Subsidiary to maintain, in full force and effect insurance comparable to present policies in amounts and risks covered plus such additional insurance, if any, as may from time to time be required to provide coverage customarily maintained by similarly situated companies.

     SECTION 3.05 LITIGATION. Notify the CCI in writing of all litigation involving a claim against CRW or any Subsidiary of more than $5,000,000 and of all other litigation and proceedings before any governmental or regulatory agencies affecting CRW or any Subsidiary which, if adversely determined, would materially affect the consolidated financial condition of CRW and the Subsidiaries.

     SECTION 3.06 LIENS. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist, any Lien with respect to its right, title and interest in or to any property or assets now owned or hereafter acquired by CRW or any Subsidiary except (a) materialmen's, mechanics', suppliers', tax, carriers or warehousemen's Liens, statutory Liens of landlords and other like Liens arising in the ordinary course of business and liens for taxes, assessments or other governmental charges, securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings, and other like Liens in existence less than 120 days from the date of creation thereof, (b) existing Liens on property acquired in acquisitions, (c) any Lien on property owned by any Person (other than CRW or a Subsidiary) in which CRW or a Subsidiary has made an Investment and which Lien secures all obligation of such Person for which neither CRW nor any Subsidiary has any liability, and (d) purchase money mortgages, liens, security interests or encumbrances upon or in property acquired after the date hereof, or mortgages, liens, lease purchase liens, security interests or encumbrances existing in the property at the time of acquisition thereof, provided that such mortgages, liens, security interests or encumbrances extend only to the property then being acquired and secure only indebtedness being created or assumed in connection with that acquisition.

     SECTION 3.07 MERGER AND CONSOLIDATION. Not, and not permit any Subsidiary to, merge or consolidate or enter into any analogous reorganization or transaction with any other Person except that: (a) any Subsidiary may merge or consolidate with, or be liquidated into, CRW or another Subsidiary; (b) CRW may merge or consolidate with another Person if
(i) CRW is the surviving or resulting entity and (ii) no Event of Default would result from, or would exist immediately after, such consolidation or merger; (c) a Subsidiary may merge or consolidate with another Person if (i) the Subsidiary is the surviving or resulting entity or such other Person becomes a Subsidiary upon such consolidation or merger and (ii) no Event of Default or would result from, or would exist immediately after, such consolidation or merger; and (d) any Person may become a Subsidiary if no Event of Default would result from, or would exist immediately after, such consolidation or merger.

     SECTION 3.08 LOANS AND ADVANCES. Not, and not permit any Subsidiary to, make or make any commitment to make, or permit to exist or remain outstanding, any loan, advance or extension of credit to, or any Investment in, any Person, except:

     (a) loans, advances or extensions of credit to, or Investments in, a Subsidiary which is engaged in a line of business similar to any line of business in which CRW or any Subsidiary was engaged as of August 19, 1999;

     (b) Investments in stock, obligations, securities or assets of a Person provided such Person is engaged in a line of business similar to any line of business engaged in by CRW or any Subsidiary as of August 19, 1999;

     (c) obligations, securities or assets received in settlement of Indebtedness of a Person to CRW or a Subsidiary and which was incurred in the ordinary course of business of CRW or such Subsidiary, as the case may be;

     (d)  trade receivables arising in the ordinary course of business; and

     (e) loans, advances, extensions of credit, or Investments, approved by CCI in writing.

     SECTION 3.09 SALES OF ASSETS. Not, and not permit any Subsidiary to sell (including sales with a view to the concurrent or subsequent acquisition by lease ["sale-leaseback transactions"]), transfer, convey, lease or otherwise dispose of (or enter into any commitment to do so) all or any part of its assets except for:

     (a)  sales in the ordinary course of business;

     (b) sale-leaseback transactions provided that the aggregate fair market value of the assets sold under all such sale-leaseback transactions during the Term shall not at any time exceed ten percent (10%) of CRWs equity determined as of the last day of the fiscal quarter next preceding the most recent such transaction, without the written consent of CCI;

     (c) any other sale of assets (whether in one transaction or a series of transactions), provided that the aggregate fair market value of the assets sold pursuant to this paragraph (c) for any fiscal year of CRW shall not exceed ten percent (10%) of CRWs equity as of the last day of the fiscal quarter next preceding the most recent such transaction; and

     (d) transfers of assets between Subsidiaries or between CRW and any Subsidiary.

     SECTION 3.10 GUARANTIES AND CONTINGENT LIABILITIES. Not, and not permit any Subsidiary to, guarantee, endorse, contingently agree to purchase or to provide funds for the payment of, agree to maintain the net worth or working capital or any other financial test of or otherwise become contingently liable upon, any obligation of any other Person, or create, incur, assume, suffer or permit to exist any other contingent liability except:

     (a) by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business;

     (b) guaranties of the obligations of Persons given by CRW or a Subsidiary in the ordinary course of business in connection with a franchise agreement, management agreement or similar service agreement or customer relationship between CRW or a Subsidiary and such Person, approved in writing by CCI;

     (c) reimbursement obligations with respect to standby letters of credit furnished in the ordinary course of business to secure payment of insurance premiums, deductible losses and similar miscellaneous charges in connection with obtaining insurance coverage, approved in writing by CCI;

     (d) reimbursement obligations with respect to standby letters of credit furnished in the ordinary course of business in international trade transactions;

     (e) claims against CRW or any Subsidiary which are being contested by CRW or such Subsidiary in good faith and by appropriate proceedings;

     (f) guaranties by CRW of Indebtedness of any Subsidiary incurred in the ordinary course of business in connection with a line of business engaged in by CRW or any Subsidiary as of August 19, 1999; and

     (g) guaranties by any Subsidiary of Indebtedness of CRW or any other Subsidiary incurred in the ordinary course of business in connection with a line of business engaged in by CRW or any Subsidiary as of August 19, 1999.

     SECTION 3.11 REGULATIONS U, G AND X. Not, and not permit any Subsidiary to, use any part of the proceeds of the Loans to extend credit to others for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System) in violation of any provision of Regulation U, G or X of said Board of Governors. If requested by any Bank, it will furnish the Banks with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

                                     ARTICLE IV

                                   ADMINISTRATION

     SECTION 4.01 DISPUTES. All disputes under this Agreement shall be handled in the manner provided for in Article 7.10 of the Services Agreement.

     SECTION 4.02 LIMITATIONS ON LIABILITY. Neither party shall have any liability under this Agreement (including any liability for its own negligence) for damages, losses or expenses (including expenses or higher interest rates incurred in order to obtain alternative financing sources) suffered by the other party or its Subsidiaries as a result of the performance or non-performance of such party's obligations hereunder, unless such damages, losses or expenses are caused by or arise out of the willful misconduct or gross negligence of such party or a breach by such party. In no event shall either party have any liability to the other party for indirect, incidental or consequential damages that such other party or its Subsidiaries or any third party may incur or experience on account of the performance or non-performance of such party's obligations hereunder. The provisions of this Section 4.02 shall survive any termination of this Agreement.

   SECTION 4.03 TERM OF THE AGREEMENT. This Agreement commences on the effective date of this Agreement as set forth above and will continue in effect until 11:59 p.m., Central Time, on December 31, 2001. Notwithstanding the foregoing, this Agreement may be sooner terminated, without liability to the terminating party:

(a) by either party, upon 90 days' notice to the other party, if CCI ceases to own, directly or indirectly, 50% or more of the outstanding common stock of CRW;

(b) by either party, immediately upon notice to the other party, if (i) that other party makes a general assignment of all or substantially all of its assets for the benefit of its creditors; (ii) that other party applies for, consents to or acquiesces in the appointment of a receiver, trustee, custodian or liquidator for its business or all or substantially all of its assets; (iii) that other party files, or consents to or acquiesces in a petition seeking relief or reorganization under any bankruptcy or insolvency laws; or (iv) a petition seeking relief or reorganization under any bankruptcy or insolvency laws is filed against that other party and is not dismissed within 90 days after it was filed;

(c) by either party, immediately upon notice to the other party, if that other party's material breach of this Agreement continues uncured or uncorrected for 30 days after both the nature of that breach and the necessary cure or correction has been agreed upon by the parties or otherwise determined by the dispute resolution procedure described in
     Section 3.01; provided that if the parties agree or it is determined by the dispute resolution procedure that the material breach is not capable of being cured or corrected, the termination shall be effective immediately upon notice;

(d) by either party, immediately upon notice to the other party, if it determines that performance of its rights or obligations under this Agreement is or becomes illegal;

(e) by either party, immediately upon notice to the other party, if payments made by the other party are subject to any deduction or withholding for or on account of any tax, unless the other party agrees to increase its payments such that, after all required deductions have been made, the party receives a net amount equal to the sum it would have received had no such deductions been made;

(f) by either party, immediately upon notice to the other party, if it determines that its compliance with any law or regulation or any guideline or request from any central bank or governmental or regulatory authority would create a cost or increase the cost of providing credit under this Agreement, unless the other party agrees to pay amounts sufficient to indemnify for such cost or increase in cost; or

(g) by either party, immediately upon notice to the other party, if the Services Agreement has been terminated.

   SECTION 4.04 RENEWAL. The parties may consent to successive one-year renewal terms. If CRW wishes to renew the term of this Agreement, it shall provide notice to CCI of that desire by June 30, 2001 and the same date of each subsequent year. If CCI consents to such renewal, it shall provide notice to CRW of that concurrence by July 30 of that year. If no notice of desire to renew or subsequent consent is given, this Agreement will terminate when the then current term expires.

   SECTION 4.05 CONFIDENTIALITY. Confidentiality of matters will be maintained in the manner set forth in Article 7.08 of the Services Agreement.

   SECTION 4.06 SUCCESSORS AND ASSIGNS. Matters regarding succession and assignment shall be determined in the manner set forth in the Services Agreement.

   SECTION 4.07 NO THIRD-PARTY BENEFICIARIES. Nothing expressed or implied in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable rights hereunder.

   SECTION 4.08 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties on this subject, except that any administrative matters not addressed herein shall be addressed in the manner set forth in the Services Agreement. This Agreement replaces and supersedes any prior agreement or understanding of the parties, whether written or oral, on this subject not expressed or referred to in this Agreement.

   SECTION 4.09 AMENDMENT. This Agreement may not be amended except by a written instrument signed by the parties hereto.

   SECTION 4.10 WAIVERS. Either party hereto may (a) extend the time for performance of any of the obligations or other act of the other party or (b) waive compliance with any of the agreements contained herein. No waiver of any term shall be construed as a waiver of the same term in any other situation or a waiver of any other term of this Agreement. The failure of any party to assert any of its rights hereunder will not constitute a waiver of any such rights.

   SECTION 4.11 SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, such provision shall be deemed severable and all other provisions of this Agreement shall nevertheless remain in full force and effect.

   SECTION 4.12 HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

   SECTION 4.13 NOTICES. All notices required hereunder shall be given in the manner set forth in Article 7.09 of the Services Agreement.

   SECTION 4.14 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Minnesota, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

   SECTION 4.15 CHANGES IN LAW. If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for CCI to make any Advance, the obligation of CCI to provide such Advances shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for CCI to continue any Advances previously made by it hereunder, CCI shall, upon the happening of such event, notify CRW thereof in writing, and CRW shall, at the time notified by CCI, repay such Advances in full, together with accrued interest thereon.

   SECTION 4.16 COUNTERPARTS. This Agreement may be signed in any number of counterparts, with the same effect as if all signatories had signed the same document. All counterparts shall be construed together to constitute one, and the same, document.

IN WITNESS WHEREOF, CCI and CRW have caused this Agreement to be executed as of the date first above written.



CARLSON COMPANIES, INC.                 CARLSON RESTAURANTS WORLDWIDE INC.

By: /s/ Martyn R. Redgrave              By: /s/ Wallace B. Doolin
    -------------------------               ----------------------------
        Martyn R. Redgrave                      Wallace B. Doolin

Title: Executive V.P. and CFO           Title: President and CEO
       ----------------------                  -------------------------
Date: August 19, 1999                   Date: August 19, 1999
      -----------------------                 --------------------------